Exhibit 10.24

CRYO-CELL INTERNATIONAL, INC.

AMENDMENT TO 2000 STOCK INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS ON

AUGUST 14, 2008

NOW, THEREFORE, BE IT RESOLVED, that Section 4.1(e) of the 2000 Stock Incentive Plan be, and hereby is, amended to read in its entirety as follows:

“(e) Manner of Exercise. An Option may be exercised in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased and accompanied by the full Option Price for such shares. The Option Price shall be payable (a) in United States dollars upon exercise of the Option, and may be paid by cash, uncertified or certified check or bank draft; (b) unless otherwise provided in the Option Agreement, by delivery of shares of Common Stock in payment of all or any part of the Option Price, which shares shall be valued for this purpose at the Fair Market Value on the date that such Option is exercised; or (c) unless otherwise provided in the Option Agreement, by instructing the Company to withhold from the shares of Common Stock issuable upon exercise of the Option shares of Common Stock in payment of all or any part of the Exercise Price and/or any related withholding tax obligations consistent with Section 9.2, which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Committee. Prior to the issuance of shares of Common Stock upon the exercise of an Option, a Participant shall have no rights as a stockholder.”